	ONE SHELL PLAZA	AUSTIN
	910 LOUISIANA	BEIJING
	HOUSTON, TEXAS	DALLAS
	77002-4995	DUBAI
HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
Exhibit 5.1 February 3, 2009	TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com
001349.0369
ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Ladies and Gentlemen:
          In connection with the issuance by ConocoPhillips, a Delaware corporation (“ConocoPhillips”), of $1,500,000,000 aggregate principal amount of its 4.75% Notes due 2014 (the “2014 Notes”), $2,250,000,000 aggregate principal amount of its 5.75% Notes due 2019 (the “2019 Notes”) and $2,250,000,000 aggregate principal amount of its 6.50% Notes due 2039 (the “2039 Notes” and, together with the 2014 Notes and the 2019 Notes, the “Notes”), in each case guaranteed by ConocoPhillips Company, a Delaware corporation (“CPCo”) (the “Guarantees”), pursuant to (a) the Registration Statement of ConocoPhillips and CPCo on Form S-3 (Registration Nos. 333-133363 and 333-133363-03) (the “Registration Statement”), which was filed by ConocoPhillips and CPCo with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated April 18, 2006, as supplemented by the prospectus supplement relating to the sale of the Notes dated January 29, 2009 (as so supplemented, the “Prospectus”), as filed by ConocoPhillips and CPCo with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes and the Guarantees are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of ConocoPhillips on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
          The Notes and the related Guarantees are to be issued pursuant to the Indenture, dated as of October 9, 2002 (the “Indenture”), among ConocoPhillips, as issuer, CPCo, as guarantor, and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”). The terms of the Notes of each series (including the form of Note) are to be established pursuant to resolutions adopted by the Board of Directors of ConocoPhillips.
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) ConocoPhillips’ Restated Certificate of Incorporation and By-laws and CPCo’s Restated Certificate of Incorporation and By-laws, each as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement, dated as of January 29, 2009 (the “Terms Agreement”), among ConocoPhillips and the several Underwriters named in Schedule A to the Terms Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Indenture, together with the forms of the terms of the Notes (the “Terms of Notes”) of each series, in each case as filed as exhibits to the Form 8-K; and (v) the corporate records of ConocoPhillips and CPCo, including

ConocoPhillips	2	February 3, 2009
minute books of ConocoPhillips and CPCo as furnished to us by them, certificates of public officials and of representatives of ConocoPhillips and CPCo, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of each of ConocoPhillips and CPCo and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Notes of each series will be issued and sold in the manner set forth in the Prospectus.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Notes and the related Guarantees will, when duly executed, issued and delivered by ConocoPhillips, executed, endorsed and delivered by CPCo and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Terms of Notes and duly purchased and paid for by the Underwriters in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement incorporated by reference in the Terms Agreement), constitute legal, valid and binding obligations of ConocoPhillips and CPCo, respectively, enforceable against ConocoPhillips and CPCo, respectively, in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
          The opinion set forth above is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.